EX-4.5
       ADDENDUM TO CONVERTIBLE DEBENTURE AND WARRANT TO PURCHASE
                              COMMON STOCK

                    ADDENDUM TO CONVERTIBLE DEBENTURE
                   AND WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the 27th day of January 2006 by and between RMD Technologies, Inc., a California corporation ("RMD"), and La Jolla Cove Investors, Inc., a California corporation ("LJCI").

WHEREAS, LJCI and RMD are parties to that certain 7 3/4 % Convertible Debenture dated as of January 27, 2006 ("Debenture"); and

WHEREAS, LJCI and RMD are parties to that certain Warrant to Purchase Common Stock dated as of January 27, 2006 ("Warrant"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blue and GGI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture or the Warrant.

2. The second sentence of section 3.1(a) of the Debenture is amended to read as follows: "The number of shares into which this Debenture may be converted is equal to the dollar amount of the Debenture being converted multiplied by 110, minus the product of the Conversion Price multiplied by 100 times the dollar amount of the Debenture being converted, and the entire foregoing result shall be divided by the Conversion Price."

3. The Exercise Price of the Warrant shall be $1.09. The Warrant shall be exercised in an amount equal to 100 times the amount of the Debenture being converted.

4. Except as specifically amended herein, all other terms and conditions of the Debenture and Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, RMD and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

RMD Technologies, Inc.                 La Jolla Cove Investors, Inc.


By: /s/  Patrick A. Galliher           By: /s/  Travis W. Huff
Patrick A. Galliher                    Travis W. Huff
Title: President                       Title: Portfolio Manager